EXHIBIT 99.1

Investor Contact:	For Media Information Contact:
David K. Waldman/ Jody Burfening	Danyl Collings	Derek Beckwith
Lippert/Heilshorn & Associates	skyePR	skyePR
212-838-3777	978-443-0400 x14	978-443-0400 x15
dwaldman@lhai.com	danyl@skyepr.com	derek@skyepr.com

i2Telecom International Announces Management Changes

- Paul Arena Assumes Role of President -

- Company Hires Industry Leading Advisors -

- David Burns Appointed CFO -

BOCA RATON, FLORIDA – September 9, 2004 - i2Telecom International, Inc. (OTCBB:ITUI), an emerging leader in voice data communications technology for the Internet, including Voice over Internet Protocol (VoIP) services, today announced a number of changes in its management organization. Effective immediately, Paul Arena, chairman and chief executive officer, has assumed the role of president, replacing Anthony Zalenski, who has ceased to serve as an officer of the company. The company has also retained the services of David R. Hess and Michael Callahan, the founders and managing partners of RKP Steering Group (RKP), as full-time advisors, to work with management in an aggressive program to expand the company’s distribution capabilities, build strategic partnerships and identify potential acquisition candidates. Finally, the company announced that it has promoted David Burns to the position of chief financial officer. Mr. Burns replaces Ronald L. Roswell, Sr. who will remain with the company on an interim basis to assist in transition in accounting matters.

“Having successfully built a solid technology platform as a global provider of VoIP services, we are now positioned to implement an aggressive expansion strategy, concentrating all of our resources on driving top-line growth,” stated Paul Arena, chairman, chief executive officer and president of i2Telecom International, Inc. “I am especially pleased to welcome David Hess and Michael Callahan, who bring to our company tremendous sales, operational and financial experience within the telecom industry. We look forward to leveraging their strong contacts and proven track records as we expand our reseller relationships with telecom companies, cable companies and Internet service providers.”

“In promoting David Burns to chief financial officer, we recognize his enormous contributions since joining the company. David has over 20 years of financial management experience with both public and private companies, and his strong background will be important as we execute our capital efficient business model and work diligently to achieve cash flow breakeven.”

“Ron Roswell’s expertise has been instrumental in growing the company from a startup to an emerging leader in the VoIP industry, and we look forward to his continued contributions relating to special projects.”

David Hess, chief executive officer and managing partner of RKP Steering Group, has more than 20 years of telecom industry experience. Before joining RKP, Mr. Hess served as president and chief executive officer of Telia North America during a period when revenue increased from $20 million to $65 million and net income rose from $1.2 million to $11.5 million. He previously served as president and chief executive officer of Rapid Link International, where he reorganized a $30 million business, returning it to EBITDA breakeven and negotiating the sale of the business. From 1999 to 2000, Mr. Hess was president and chief executive officer of LDI/NETNET, where he reversed a $120 million annual loss rate in six months, and increased sales from $22 million to $40 million. Additionally, he served as president and chief operating officer of TotalTel Communications, Inc., where he increased revenue from $40 million to $140 million. Prior to his executive experience, Mr. Hess was a part of the senior sales management teams of MCI, United Telecom and Sprint. Mr. Hess has a B.A. in communications from Bowling Green State University.

Michael Callahan is president and managing partner of RKP Steering Group. While at RKP he has worked with multiple companies to develop their strategic plans, build their financial models and has identified merger and acquisition candidates for RKP’s clients. Mr. Callahan has spent more than 20 years assisting growth companies, especially within the telecommunication and technology sectors. From 1991 to 2003, Mr. Callahan served as Director of Institutional Equity Sales at Merrill Lynch. Prior thereto, he was a member of the institutional sales departments at Legg Mason from 1990 to 1991 and at Dean Witter from 1986 to 1990. Mr. Callahan has an M.B.A. and B.A. from Old Dominion University.

David Burns (age 43) has served as vice president of finance for i2Telecom since March 9, 2004. Prior to joining i2Telecom, Mr. Burns served as co-founder and chief financial officer for EGO Communications/Trek Indoor Wireless, Inc. He was also a cofounder of qServe Communications, Inc., where he served as president from 1999 to 2000. From 1997 to 1999, Mr. Burns was managing director of mergers and acquisitions at SBC Communications. Additionally, he has served as chief financial officer of Communication Site Services and managing director of Baxter Fentriss & Company. Mr. Burns began his career on the audit staff of Ernst & Young. He is a certified public accountant and has an M.B.A. from Vanderbilt University and a B.S. in accounting from the University of Tennessee.

About RKP Steering Group

RKP Steering Group, headquartered in Westfield, New Jersey, is a corporate finance, operation, and strategic planning consulting firm focused exclusively on the telecommunications industry. RKP helps clients creatively use its combined skills, capabilities and services to elevate their results by improving the financial position and ability to seek capital resources and/or implementing new technology solutions.

Since founding RKP Steering Group in 2003, David Hess and Michael Callahan have been retained by a variety of companies to supplement their management teams efforts in the Carrier to Carrier, Reseller, consumer and SME marketplace. Specifically they have worked with ISP’s, IP backbone transit services, International Mobile providers, Mobile Virtual Network Operators and Open Network Exchange companies operating on both VoIP and TDM switching technologies. www.rkpsteeringgroup.com

About i2Telecom International, Inc.

i2Telecom International, Inc. (OTCBB:ITUI) is a low-cost telecommunications service provider employing next-generation VoIP technology with operations based in Boca Raton, Florida; Atlanta, Georgia; Redwood City, California; Malaysia and China. i2Telecom International controls its own proprietary technology and outsources its production and service functions to strategic partners. i2Telecom International provides micro gateway adapters (InternetTalker™, Morpheus Voicebox™, EVoIP-4310™), VoIP long distance and other enhanced communication services to subscribers, and its proprietary technology platform is built to the Session Initiation Protocol standard. i2Telecom International’s revenue model is multi-faceted and includes prepaid revenue from the sale of its InternetTalker™ integrated access devices, recurring monthly subscriptions, call minute termination fees and original equipment manufacturer royalties. For additional information visit www.i2telecom.com.

SAFE HARBOR Statement Under the Private Securities Litigation Reform Act. With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including, but not limited to, product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors which are outside the control of the company. Actual results and developments may differ materially from those contemplated by these statements depending on such factors as changes in general economic conditions and financial or equity markets, technological changes, and other business risk factors.

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